EX-99.23(j)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Trustees of JNL Series Trust:


We consent to the use of our report dated February 24, 2009, incorporated herein by reference, and to the reference to our firm in the section entitled "FINANCIAL HIGHLIGHTS" in the Supplement dated September 28, 2009 to the Prospectus dated April 6, 2009.


/s/ KPMG, LLP

Chicago, Illinois
September 21, 2009